                                                                    EXHIBIT 99.1

   Omnicare, Inc. o 100 East RiverCenter Boulevard o Covington, Kentucky 41011
                       o 859/392-3300 o 859/392-3360 Fax


         Omnicare                                                  news release

--------------------------------------------------------------------------------

                                                               CONTACT:
[LOGO OMITTED]                                                 Cheryl D. Hodges
                                                               (859) 392-3331

               Omnicare Reports Record Third Quarter 2003 Results

COVINGTON, Ky., October 30, 2003 - Omnicare, Inc. (NYSE:OCR), a leading provider of pharmaceutical care for the elderly, reported today financial results for its third quarter ended September 30, 2003 versus the comparable prior-year period, as follows:

     o    Earnings per diluted share increased 52% to 47 cents

     o    Net income rose 68% to $48.8 million

     o Earnings before interest, income taxes, depreciation and amortization (EBITDA) increased 62% to $116.5 million

     o    Sales grew 36% to $901.7 million

Results for the third quarter of 2003 included a previously-announced special charge of $8.6 million pretax ($5.3 million aftertax) relating to the early redemption of the remaining $238 million of the Company's 5% convertible subordinated debentures in the quarter ended September 30, 2003. Results for the 2002 third quarter included a special charge of $11.1 million pretax ($6.9 million aftertax) related to the second phase of the Company's productivity and consolidation initiative completed in September 2002. Adjusting for these special items, results for the quarter ended September 30, 2003 were as follows:

     o    Adjusted earnings per diluted share increased 39% to 53 cents

     o    Adjusted net income rose 51% to $54.2 million

     o    Adjusted EBITDA increased 40% to $116.5 million

     o    Sales grew 36% to $901.7 million

To facilitate comparisons and to enhance understanding of core operating performance, the discussion that follows includes financial measures that are adjusted from the comparable amount under generally accepted accounting principles (GAAP) to exclude the impact of the above-mentioned special items. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted on the Company's Web site at www.omnicare.com.

"The third quarter of 2003 was yet another important period in what has been a dynamic year for Omnicare," said Joel F. Gemunder, Omnicare president and chief executive officer. "During the quarter, we completed the acquisition of SunScript, the institutional pharmacy business of Sun Healthcare Group, and aggressively began to integrate this acquisition. Meanwhile, we continued the integration process for the NCS HealthCare (NCS) acquisition, completed earlier this year, and we are now realizing the anticipated benefits from that acquisition. On top of this, we achieved our thirteenth consecutive quarter of sequential, as well as year-over-year, earnings growth while diligently maintaining our financial strength."

Cash flow from operations for the third quarter of 2003 totaled $62.3 million, 32% above the $47.3 million generated in the comparable 2002 period on a GAAP basis. The 2003 quarter included $59.3 million in advance purchases of pharmaceuticals (pre-buys) as compared with pre-buys of $39.9 million in the 2002 third quarter. Free cash flow, defined as operating cash flow less capital expenditures and dividends, of $55.9 million for the third quarter of 2003 was 50% higher than the free cash flow of $37.2 million generated in the 2002 quarter. Free cash flow in both periods also included the aforementioned pre-buys. In light of its strong cash flow, the Company repaid $40 million in bank debt during the quarter, and ended the quarter with $274 million in cash.

Institutional Pharmacy Business

Omnicare's institutional pharmacy business generated record revenues of $865.9 million for the 2003 third quarter, 39% higher than the $623.2 million reported in the comparable prior-year quarter. Operating profit in this business reached $111.6 million for the 2003 third quarter, 49% higher than the adjusted $75.1 million recorded in the third quarter of 2002. At September 30, 2003, Omnicare served approximately 994,000 beds, an increase of 33% over the approximately 746,000 beds served at September 30, 2002.

"Our pharmacy sales growth benefited significantly from the ongoing contribution of NCS and the more recent addition of SunScript on July 15, 2003, along with other new contract additions, and the expansion of our clinical and other service programs," Gemunder noted. "In addition, market penetration of newer branded drugs targeted at the diseases of the elderly, partially offset by the increasing usage of generic drugs, also contributed to the sales gain.

"Moreover our sales increase was leveraged through ongoing productivity efforts throughout the pharmacy organization as well as the cost savings and synergies realized as part of the NCS acquisition. The NCS integration is proceeding on schedule and we expect it to be largely completed by year end. As expected, this leverage was partially offset by the addition of the lower-margin SunScript business during the quarter. As the ongoing integration of SunScript proceeds and cost synergies are fully realized, we expect the profitability of this business to increase."

CRO Business

Omnicare Clinical Research, the Company's contract research (CRO) business, generated revenues of $35.7 million on a GAAP basis for the 2003 third quarter, versus the prior-year quarter's revenues of $41.5 million. Included in both periods were reimbursable out-of-pocket expenses totaling $5.6 million in the 2003 period and $7.4 million in the 2002 period. Excluding these reimbursable out-of-pocket expenses, adjusted revenues of $30.2 million in the 2003 third quarter compared with revenues of $34.0 million in the comparable 2002 period. Operating profit in the third quarter of 2003 was $1.6 million versus the adjusted $5.4 million earned during the comparable prior-year period. Backlog at September 30, 2003 was approximately $208 million.

"Third quarter revenues in our CRO business were below those of the comparable prior-year period and prior quarter due primarily to several client-driven start-up delays and, in particular, a sizeable contract that was slated to begin producing revenues in the third quarter," said Gemunder. "We do, however, expect these projects to be underway in early 2004. Despite the delays, we are encouraged to see growth in our backlog, sequentially as well as year-over-year, and a very high level of pending proposals."

Nine Month Results

Financial results for the nine months ended September 30, 2003, as compared with the same period of 2002, were as follows:

     o    Earnings per diluted share increased 46% to $1.34

     o    Net income rose 52% to $132.8 million

     o    EBITDA increased 45% to $313.9 million

     o    Sales grew 30% to $2,551.5 million

The first nine months of 2003 included a total charge of $12.7 million pretax ($7.9 million aftertax) related to the redemption of the Company's 5% convertible subordinated debentures and the first nine months of 2002 included $23.2 million pretax ($14.4 million aftertax) in restructuring charges related to the second phase of the Company's productivity and consolidation initiative completed in September 2002. Adjusting for these special items, results for the first nine months of 2003 were as follows:

     o    Adjusted earnings per diluted share increased 32% to $1.41

     o    Adjusted net income rose 38% to $140.6 million

     o    Adjusted EBITDA increased 31% to $313.9 million

     o    Sales grew 30% to $2,551.5 million

For the 2003 year-to-date period, cash flow from operations on a GAAP basis totaled $182.4 million, up 40% from the $130.6 million generated in the first nine months of 2002. On a year-to-date basis, free cash flow totaled $164.6 million in the first nine months of 2003, 53% higher than the $107.5 million generated in the comparable 2002 period. Both nine-month periods were impacted by the aforementioned pre-buys of $59.3 million in the third quarter of 2003 and $39.9 million in the third quarter of 2002.

Omnicare Outlook

"During the third quarter, we continued to experience relative stability in the operating environment in the long-term care industry underscored by increasing Medicare admissions and improving occupancy reported in many areas," said Gemunder. "We see these positive trends continuing, given that on October 1, 2003 our skilled nursing facility customers began receiving an increase in reimbursement under Medicare.

"We continue to monitor key issues related to healthcare funding, including the increasing pressures on state Medicaid budgets arising from the economic downturn coupled with growth in enrollees as eligibility is expanded; the escalation in drug costs owing to higher drug utilization among seniors and the introduction of new, more efficacious, albeit more expensive, medications, offset somewhat by increasing use of generic medications. While the economic downturn continues to affect many states, increased funding for state Medicaid programs by the federal government in the recently-enacted tax bill is providing some measure of economic relief for state budgets."

Continuing, Gemunder said, "While Congress makes progress towards a Medicare drug benefit, diverging fiscal and political priorities remain to be resolved before a meaningful benefit can be provided to seniors. Given the competing national priorities, it remains difficult to predict the timing, outcome and impact of this benefit or of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs.

"Nonetheless, we know that pharmaceuticals remain the most cost-effective means of treating the chronic illnesses of the frailest members of our society and, as such, should be considered nondiscretionary expenditures and should be appropriately funded. The geriatric pharmaceutical business offers meaningful solutions to containing healthcare costs while ensuring the well-being of the nation's growing elderly population. Omnicare is positioned at the forefront of these trends, and has demonstrated to payors, including state Medicaid programs, that our clinical programs can yield substantially lower drug costs while enhancing quality of care.

"We believe that our growth strategy, which has served us well in mitigating reimbursement risks and strengthening our industry leading position, will allow us to maximize cash flow, maintain a strong financial position, enhance the efficiency of our operations and continue to develop our franchise, both internally and externally, in the geriatric pharmaceutical market.

"Following this strategy has enabled us to increase the size of our core pharmacy business by approximately 50% in the last 21 months. This significant expansion of our core business gives us substantially greater ability to leverage our clinical services and information businesses, thereby enhancing our cost advantages in the institutional pharmacy market.

"While volatility remains in the short-run, we see a positive long-term outlook in Omnicare Clinical Research as we benefit from the streamlining and globalization of our business, our unique capabilities in the geriatric market and the strength of our presence in the overall drug development marketplace.

"Our revenue and earnings growth outlook remains positive given our strong underlying fundamentals and our sound strategy, combined with our demonstrated ability to maintain financial strength and flexibility, and the numerous opportunities to leverage our business both through internal and external growth," Gemunder concluded.

Webcast Today

Omnicare will hold a conference call to discuss third-quarter results today at 11:00 a.m. EST. The conference call will be available live via webcast at Omnicare's Web site at www.omnicare.com by clicking on "Investors" and then on "Conference Calls." An online replay will be available at www.omnicare.com beginning approximately two hours after the completion of the live call and will remain available for 14 days.

Omnicare, based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 994,000 beds in 47 states, making it the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 29 countries worldwide.

Statements in this press release concerning Omnicare's business outlook or position or future economic performance; the impact of the SunScript and NCS acquisitions; the impact of Omnicare's cost control and productivity efforts; the financial condition of Omnicare, including the strength of its cash flows; the impact and amount of pre-buys; Omnicare's growth potential; the impact of clinical and other programs; the impact of penetration of new drugs; trends concerning the number and usage of generic drugs; the impact and timing of the integration of the NCS and SunScript acquisitions; expectations concerning margins and profitability; volatility in the CRO business; trends concerning delays in project commencement or continuation by CRO clients, as well as those concerning backlog and new CRO business; the operating environment in the long-term care industry; trends concerning occupancy and Medicare admissions; expectations concerning Medicare and Medicaid reimbursement and funding trends; trends concerning future drug costs; the impact of healthcare funding issues, including any Medicare drug benefit; opportunities to contain healthcare costs while ensuring the well-being of the elderly population; expectations concerning growth; the ability to further leverage Omnicare's operating cost structure; the impact of the streamlining and globalization of Omnicare's CRO operations; Omnicare's capabilities in the geriatric market and its strength in the drug development marketplace; expectations concerning Omnicare's financial strength and flexibility; the impact of Omnicare's growth strategy and its efforts to expand its core business, both internally and externally; and the ability to effectively leverage such internal and external growth, together with other statements that are not historical, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial, political and business conditions; trends for the continued growth of the businesses of Omnicare; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the impact and pace of pharmaceutical price increases; delays and further reductions in reimbursement by the government and other payors to customers and to Omnicare as a result of pressure on federal and state budgets due to the economic downturn and other factors; the overall financial condition of Omnicare's customers; Omnicare's ability to assess and react to the financial condition of its customers; the impact of seasonal illness trends on the business of Omnicare; the ability of vendors and business partners to continue to provide products and services to Omnicare; the continued successful integration of acquired companies, including NCS and SunScript, and the ability to realize anticipated revenues, economies of scale, cost synergies and profitability; the continued availability of suitable acquisition candidates; pricing and other competitive factors in the industry; increases or decreases in reimbursement; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; efforts by payors to control costs; the outcome of litigation; the failure of Omnicare or the long-term care facilities it serves to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to Omnicare's contract research organization business for regulatory or other reasons; the ability of clinical research projects to produce revenues in future periods; the ability to attract and retain needed management; potential liability for losses not covered by, or in excess of, insurance; competition for qualified staff in the healthcare industry; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the impact of consolidation in the pharmaceutical and long-term care industries; volatility in the market for Omnicare's stock and in the financial markets generally; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; the demand for Omnicare's products and services; variations in costs or expenses; changes in tax laws and regulations; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.

For more information on Omnicare, Inc., via the Internet, including a full menu of news releases, visit www.omnicare.com.

                                       ###

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited


                                                        Three Months Ended                    Nine Months Ended
                                                           September 30,                        September 30,
                                                 ----------------------------         -------------------------------
                                                    2003               2002              2003                 2002
                                                 ---------          ---------         -----------         -----------

     Sales                                       $ 896,099          $ 657,270         $ 2,532,035         $ 1,936,386
     Reimbursable out-of-pockets (a)                 5,555  (a)         7,448  (a)         19,513  (a)         20,801  (a)
                                                 ---------          ---------         -----------         -----------
     Total net sales                               901,654            664,718           2,551,548           1,957,187
                                                 ---------          ---------         -----------         -----------
     Cost of sales                                 668,844            481,703           1,875,842           1,425,685
     Reimbursed out-of-pocket expenses (a)           5,555  (a)         7,448  (a)         19,513  (a)         20,801  (a)
                                                 ---------          ---------         -----------         -----------
     Total direct costs                            674,399            489,151           1,895,355           1,446,486
                                                 ---------          ---------         -----------         -----------
     Gross profit                                  227,255            175,567             656,193             510,701
     Selling, general and administrative
       expenses                                    123,592            103,888             380,610             306,007
     Restructuring charge (c)                           --             11,096  (c)             --              23,195  (c)
                                                 ---------          ---------         -----------         -----------
     Operating income                              103,663             60,583             275,583             181,499
     Investment income                                 880                651               2,634               2,116
     Interest expense (b)                          (26,316) (b)       (14,339)            (64,647) (b)        (42,990)
                                                 ---------          ---------         -----------         -----------
     Income before income taxes                     78,227             46,895             213,570             140,625
     Income taxes                                   29,397             17,829              80,816              53,425
                                                 ---------          ---------         -----------         -----------
     Net income                                   $ 48,830  (b)      $ 29,066  (c)      $ 132,754  (b)       $ 87,200  (c)
                                                ===========      =============       =============       =============

     Earnings per share ("EPS"):
                Basic                               $ 0.48  (b)        $ 0.31  (c)         $ 1.36  (b)         $ 0.93  (c)
                                                 =========          =========         ===========         ===========
                Diluted                             $ 0.47  (b)        $ 0.31  (c)         $ 1.34  (b)(d)      $ 0.92  (c)
                                                 =========          =========         ===========         ===========

     Weighted average number of common
       shares outstanding:
                Basic                              101,965             94,245              97,490              94,129
                                                 =========          =========         ===========         ===========
                Diluted                            102,944             94,710             103,017  (d)         94,920
                                                 =========          =========         ===========         ===========


The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, Non-GAAP Basis (e)
Excluding EITF No. 01-14 and Special Items
(000s, except per share amounts)
Unaudited



                                                   Three Months Ended                    Nine Months Ended
                                                      September 30,                        September 30,
                                              --------------------------       --------------------------------
                                                2003             2002               2003                 2002
                                              ---------        ---------       -----------          -----------
     Adjusted sales                           $ 896,099  (f)   $ 657,270  (f)  $ 2,532,035  (f)     $ 1,936,386  (f)
     Adjusted cost of sales                     668,844  (f)     481,703  (f)    1,875,842  (f)       1,425,685  (f)
                                              ---------        ---------       -----------          -----------
     Gross profit                               227,255          175,567           656,193              510,701
     Selling, general and administrative
      expenses                                  123,592          103,888           380,610              306,007
                                              ---------        ---------       -----------          -----------
     Adjusted operating income                  103,663           71,679  (h)      275,583              204,694  (h)
     Investment income                              880              651             2,634                2,116
     Interest expense                           (17,719) (g)     (14,339)          (51,981) (g)         (42,990)
                                              ---------        ---------       -----------          -----------
     Adjusted income before income taxes         86,824           57,991           226,236              163,820
     Income taxes                                32,664           22,045            85,629               62,239
                                              ---------        ---------       -----------          -----------
     Adjusted net income                       $ 54,160  (g)    $ 35,946  (h)    $ 140,607  (g)       $ 101,581  (h)
                                              =========        =========       ===========          ===========

     Adjusted EPS:
                Basic                            $ 0.53  (g)      $ 0.38  (h)       $ 1.44  (g)          $ 1.08  (h)
                                              =========        =========       ===========          ===========
                Diluted                          $ 0.53  (g)      $ 0.38  (h)       $ 1.41  (d)(g)       $ 1.07  (h)
                                              =========        =========       ===========          ===========

     Weighted average number of common
      shares outstanding:
                Basic                           101,965           94,245            97,490               94,129
                                              =========        =========       ===========          ===========
                Diluted                         102,944           94,710           103,017  (d)          94,920
                                              =========        =========       ===========          ===========


The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Segment Financial Data, Non-GAAP Basis (e)
Excluding EITF No. 01-14 and Special Item
(000s)
Unaudited


                                                                                        Corporate
                                                   Pharmacy            CRO                 and           Consolidated
                                                   Services           Services         Consolidating        Totals
                                                  ----------         --------            --------        ------------
Three Months Ended September 30, 2003:
-------------------------------------

Adjusted sales                                    $  865,923         $ 30,176  (f)       $     --        $  896,099  (f)
                                                  ==========         ========            ========        ==========

Operating income                                  $  111,587         $  1,646            $ (9,570)       $  103,663

Depreciation and amortization                         11,832              468                 580            12,880
                                                  ----------         --------            --------        ----------
Earnings before interest, income taxes,
    depreciation and amortization ("EBITDA")      $  123,419         $  2,114            $ (8,990)       $  116,543
                                                  ==========         ========            ========        ==========

Three Months Ended September 30, 2002:
-------------------------------------

Adjusted sales                                    $  623,241         $ 34,029  (f)       $     --        $  657,270  (f)
                                                  ==========         ========            ========        ==========

Adjusted operating income                         $   75,084  (h)    $  5,354  (h)       $ (8,759)       $   71,679  (h)

Depreciation and amortization                         10,176              524                 662            11,362
                                                  ----------         --------            --------        ----------

Adjusted EBITDA                                   $   85,260  (h)    $  5,878  (h)       $ (8,097)       $   83,041  (h)
                                                  ==========         ========            ========        ==========

Nine Months Ended September 30, 2003:
-------------------------------------

Adjusted sales                                    $2,431,905         $100,130  (f)       $     --        $2,532,035  (f)
                                                  ==========         ========            ========        ==========

Operating income                                  $  292,782         $ 10,861            $(28,060)       $  275,583

Depreciation and amortization                         35,206            1,369               1,754            38,329
                                                  ----------         --------            --------        ----------

EBITDA                                            $  327,988         $ 12,230            $(26,306)       $  313,912
                                                  ==========         ========            ========        ==========


Nine Months Ended September 30, 2002:
-------------------------------------

Adjusted sales                                    $1,829,918         $106,468  (f)       $     --        $1,936,386  (f)
                                                  ==========         ========            ========        ==========

Adjusted operating income                         $  214,903  (h)    $ 15,542  (h)       $(25,751)       $  204,694  (h)

Depreciation and amortization                         30,559            1,734               2,071            34,364
                                                  ----------         --------            --------        ----------
Adjusted EBITDA                                   $  245,462  (h)    $ 17,276  (h)       $(23,680)       $  239,058  (h)
                                                  ==========         ========            ========        ==========



The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets, GAAP Basis
(000s)
Unaudited


                                                                          September 30,   December 31,
                                                                               2003           2002
                                                                           ----------      ----------
       ASSETS

       Cash and cash equivalents                                           $  268,250      $  137,936
       Restricted cash                                                          5,819           3,147
       Accounts receivable, net                                               620,156         522,857
       Unbilled receivables                                                    20,526          25,062
       Inventories                                                            296,289         190,464
       Deferred income tax benefits and other current assets                  132,795         122,092
                                                                           ----------      ----------
                 Total current assets                                       1,343,835       1,001,558
                                                                           ----------      ----------
       Properties and equipment, net                                          149,631         139,908
       Goodwill                                                             1,706,269       1,188,907
       Other noncurrent assets                                                130,659          97,212
                                                                           ----------      ----------
                 Total assets                                              $3,330,394      $2,427,585
                                                                           ==========      ==========


       LIABILITIES AND STOCKHOLDERS' EQUITY

       Accounts payable                                                    $  290,374      $  175,648
       Deferred revenue                                                        22,116          25,254
       Current debt (i)                                                        18,899             110
       Other current liabilities                                              128,407          95,638
                                                                           ----------      ----------
                 Total current liabilities                                    459,796         296,650
                                                                           ----------      ----------
       Long-term debt, due in quarterly installments through 2007 (i)         141,791             187
       5.0% convertible subordinated debentures, due 2007 (i)                    --           345,000
       8.125% senior subordinated notes, due 2011                             375,000         375,000
       6.125% senior subordinated notes, due 2013 (i)                         232,784            --
       4.0% contingent convertible notes, due 2033 (i)                        345,000            --
       Deferred income taxes and other noncurrent liabilities                 170,712         135,686
                                                                           ----------      ----------
                 Total liabilities                                          1,725,083       1,152,523
                                                                           ----------      ----------
       Stockholders' equity                                                 1,605,311       1,275,062
                                                                           ----------      ----------
                 Total liabilities and stockholders' equity                $3,330,394      $2,427,585
                                                                           ==========      ==========




The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Statements of Cash Flows, GAAP Basis
(000s)
Unaudited



                                                                          Three Months       Nine Months
                                                                          -----------------------------
                                                                             Ended September 30, 2003
                                                                          -----------------------------

      Cash flows from operating activities:
      Net income                                                            $  48,830       $ 132,754
      Adjustments to reconcile net income to net cash
            flows from operating activities:
                   Depreciation                                                 9,542          28,369
                   Amortization                                                 3,338           9,960
                   Provision for doubtful accounts                             11,496          34,676
                   Deferred tax provision                                       3,017          21,756
                   Write-off of debt issuance costs                             2,591           3,755
      Changes in assets and liabilities, net of effects
            from acquisition of businesses                                    (16,481)        (48,907)
                                                                            ---------       ---------
                         Net cash flows from operating activities              62,333         182,363
                                                                            ---------       ---------

      Cash flows from investing activities:
      Acquisition of businesses                                              (107,532)       (599,689)
      Capital expenditures                                                     (4,086)        (11,241)
      Other                                                                         5          (2,614)
                                                                            ---------       ---------
                         Net cash flows from investing activities            (111,613)       (613,544)
                                                                            ---------       ---------

      Cash flows from financing activities:
      Borrowings on line of credit facilities and term loans                       --         749,000
      Payments on line of credit facilities and term loans                    (40,000)       (589,000)
      (Payments on)/proceeds from long-term borrowings and obligations       (244,463)        240,758
      Fees paid for financing arrangements                                         --         (29,366)
      Gross proceeds from stock offering                                           --         188,629
      Proceeds from stock awards and exercise of stock options,
            net of stock tendered in payment                                    9,666           5,834
      Dividends paid                                                           (2,309)         (6,559)
      Other                                                                        --             122
                                                                            ---------       ---------
                         Net cash flows from financing activities            (277,106)        559,418
                                                                            ---------       ---------

      Effect of exchange rate changes on cash                                     104           2,077
                                                                            ---------       ---------

      Net (decrease) increase in cash and cash equivalents                   (326,282)        130,314
      Cash and cash equivalents at beginning
            of period - unrestricted                                          594,532         137,936
                                                                            ---------       ---------
      Cash and cash equivalents at
            end of period - unrestricted                                    $ 268,250       $ 268,250
                                                                            =========       =========




The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (e)
(000s)
Unaudited


                                                                    Three Months Ended           Nine Months Ended
                                                                        September 30,              September 30,
                                                                   ---------------------     -----------------------
                                                                    2003          2002         2003            2002
                                                                   --------     --------     --------       --------
Adjusted operating income (earnings before
  interest and income taxes, "EBIT"):
      EBIT                                                         $103,663     $ 60,583     $275,583       $181,499
      Special item (j)                                                   --       11,096           --         23,195
                                                                   --------     --------     --------       --------
           Adjusted EBIT (j)                                       $103,663     $ 71,679     $275,583       $204,694
                                                                   ========     ========     ========       ========

Adjusted income before income taxes:
      Income before income taxes                                   $ 78,227     $ 46,895     $213,570       $140,625
      Special items (k)                                               8,597       11,096       12,666         23,195
                                                                   --------     --------     --------       --------
           Adjusted income before income taxes (k)                 $ 86,824     $ 57,991     $226,236       $163,820
                                                                   ========     ========     ========       ========

Adjusted net income:
      Net income                                                   $ 48,830     $ 29,066     $132,754       $ 87,200
      Special items, net of taxes (k)                                 5,330        6,880        7,853         14,381
                                                                   --------     --------     --------       --------
           Adjusted net income (k)                                 $ 54,160     $ 35,946     $140,607       $101,581
                                                                   ========     ========     ========       ========

Adjusted earnings per share ("EPS"): (l)
      Basic EPS                                                    $   0.48     $   0.31     $   1.36       $   0.93
      Special items, net of taxes (k)                                  0.05         0.07         0.08           0.15
           Adjusted basic EPS (k)                                  $   0.53     $   0.38     $   1.44       $   1.08
                                                                   ========     ========     ========       ========
      Diluted EPS                                                  $   0.47     $   0.31     $   1.34       $   0.92
      Special items, net of taxes (k)                                  0.05         0.07         0.08           0.15
           Adjusted diluted EPS (k)                                $   0.53     $   0.38     $   1.41       $   1.07
                                                                   ========     ========     ========       ========

Adjusted earnings before interest, income taxes,
   depreciation and amortization ("EBITDA"): (m)
      EBIT                                                         $103,663     $ 60,583     $275,583       $181,499
      Depreciation and amortization                                  12,880       11,362       38,329         34,364
                                                                   --------     --------     --------       --------
         EBITDA (m)                                                 116,543       71,945      313,912        215,863
         Special item (j)                                                --       11,096           --         23,195
                                                                   --------     --------     --------       --------
           Adjusted EBITDA (j)(m)                                  $116,543     $ 83,041     $313,912       $239,058
                                                                   ========     ========     ========       ========

Adjusted net cash flows from operating activities:
      EBITDA (m)                                                   $116,543     $ 71,945     $313,912       $215,863
      Subtract:
      Interest expense, net of investment income                    (25,436)     (13,688)     (62,013)       (40,874)
      Income taxes                                                  (29,397)     (17,829)     (80,816)       (53,425)
      Changes in assets and liabilities, net of effects from
         acquisition of businesses                                  (16,481)     (12,462)     (48,907)       (34,481)
      Add:
      Provision for doubtful accounts                                11,496        7,938       34,676         22,114
      Deferred tax provision                                          3,017        7,967       21,756         12,342
      Write-off of debt issuance costs                                2,591           --        3,755             --
      Non-cash portion of restructuring charges                          --        3,427           --          9,060
                                                                   --------     --------     --------       --------
         Net cash flows from operating activities                    62,333       47,298      182,363        130,599
         Advanced purchases of pharmaceuticals ("pre-buys") (n)      59,348       39,946       59,348         39,946
                                                                   --------     --------     --------       --------
           Adjusted net cash flows from operating activities (n)   $121,681     $ 87,244     $241,711       $170,545
                                                                   ========     ========     ========       ========




The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

                                                        (continued on next page)

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (e)
(000s)
Unaudited


   (continued from previous page)




                                                                 Three Months Ended              Nine Months Ended
                                                                    September 30,                   September 30,
                                                             ------------------------        ------------------------
                                                               2003            2002            2003            2002
                                                             --------         -------        --------        --------

Adjusted free cash flow: (o)
      Net cash flows from operating activities                $62,333         $47,298        $182,363        $130,599
      Capital expenditures                                     (4,086)         (7,935)        (11,241)        (16,762)
      Dividends                                                (2,309)         (2,127)         (6,559)         (6,364)
                                                             --------         -------        --------        --------
         Free cash flow (o)                                    55,938          37,236         164,563         107,473
         Pre-buys (n)                                          59,348          39,946          59,348          39,946
                                                             --------         -------        --------        --------
            Adjusted free cash flow (n)(o)                   $115,286         $77,182        $223,911        $147,419
                                                             ========         =======        ========        ========

Segment Reconciliations - Pharmacy Services
-------------------------------------------
Adjusted EBIT - Pharmacy Services:
      EBIT                                                   $111,587         $72,173        $292,782        $208,134
      Special item (j)                                             --           2,911              --           6,769
                                                             --------         -------        --------        --------
            Adjusted EBIT - Pharmacy Services (j)            $111,587         $75,084        $292,782        $214,903
                                                             ========         =======        ========        ========

Adjusted EBITDA - Pharmacy Services: (m)
      EBITDA (m)                                             $123,419         $82,349        $327,988        $238,693
      Special item (j)                                             --           2,911              --           6,769
                                                             --------         -------        --------        --------
            Adjusted EBITDA - Pharmacy Services (j)(m)       $123,419         $85,260        $327,988        $245,462
                                                             ========         =======        ========        ========

Segment Reconciliations - CRO Services
--------------------------------------
Adjusted EBIT - CRO Services:
      EBIT                                                   $  1,646         $(2,831)       $ 10,861        $   (884)
      Special item (j)                                             --           8,185              --          16,426
                                                             --------         -------        --------        --------
            Adjusted EBIT - CRO Services (j)                 $  1,646         $ 5,354        $ 10,861        $ 15,542
                                                             ========         =======        ========        ========

Adjusted EBITDA - CRO Services: (m)
      EBITDA (m)                                             $  2,114         $(2,307)       $ 12,230        $    850
      Special item (j)                                             --           8,185              --          16,426
                                                             --------         -------        --------        --------
            Adjusted EBITDA - CRO Services (j)(m)            $  2,114          $5,878        $ 12,230        $ 17,276
                                                             ========         =======        ========        ========

Segment - Corporate and Consolidating
-------------------------------------
      EBIT                                                   $ (9,570)        $(8,759)       $(28,060)       $(25,751)
                                                             --------         -------        --------        --------
      EBITDA (m)                                               (8,990)         (8,097)        (26,306)        (23,680)
                                                             --------         -------        --------        --------

Consolidated Segment Totals
---------------------------
      EBIT                                                   $103,663         $60,583        $275,583        $181,499
                                                             ========         =======        ========        ========
      Adjusted EBIT (j)                                      $103,663         $71,679        $275,583        $204,694
                                                             ========         =======        ========        ========
      EBITDA (m)                                             $116,543         $71,945        $313,912        $215,863
                                                             ========         =======        ========        ========
      Adjusted EBITDA (j)(m)                                 $116,543         $83,041        $313,912        $239,058
                                                             ========         =======        ========        ========



DEFINITIONS:

GAAP: Amounts that conform with U.S. Generally Accepted Accounting Principles ("GAAP").

Non-GAAP: Amounts that do not conform with U.S. GAAP.






The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s)
Unaudited



(a) In accordance with the adoption of Emerging Issues Task Force ("EITF") Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred" ("EITF No. 01-14"), Omnicare has recorded reimbursements received for "out-of-pocket" expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to the Company's contract research services business.

(b) The three and nine month periods ended September 30, 2003 includes a call premium and the write-off of the remaining unamortized debt issuance costs, aggregating $8,597 before taxes ($5,330 after taxes) and $12,666 before taxes ($7,853 after taxes), respectively. The call premium and the write-off of remaining unamortized debt issuance costs relates to the Company's purchase of the aggregate principal amount of its outstanding 5.0%, $345,000 of convertible subordinated debentures in 2003, as discussed in further detail at (i) below.

(c) The three and nine month periods ended September 30, 2002 include a restructuring charge of $11,096 before taxes ($6,880 after taxes) and $23,195 before taxes ($14,381 after taxes), respectively. The restructuring charge relates to the Company's previously disclosed Phase II productivity and consolidation initiative.

(d) The nine month period ended September 30, 2003 includes the dilutive effect of the 5% convertible subordinated debentures, which assumes conversion using the "if converted" method. Under that method, the convertible debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period) and interest expense, net of taxes, related to the convertible debentures is added back to net income. For purposes of the "if converted" calculation, 4,840 shares were assumed to be converted for the nine month period ended September 30, 2003. Additionally, interest expense, net of taxes, of $4,870 for the nine month period ended September 30, 2003 was added back to net income for purposes of calculating diluted earnings per share using this method.

(e) Omnicare believes that investors' understanding of Omnicare's performance is enhanced by the Company's disclosure of certain non-GAAP financial measures as presented in this financial information. Omnicare management believes that the adjusted results provide added insight into the Company's performance by focusing on the results generated by the Company's ongoing core operations. Management uses the adjusted results for measurement purposes. Omnicare's method of calculating these measures may differ from those used by other companies and, therefore, comparability may be limited.

(f) The noted presentation excludes amounts that Omnicare is required to record in its income statement relating to EITF No. 01-14, as discussed in further detail at footnote (a) above.

(g) The noted presentation for the three and nine month periods ended September 30, 2003 excludes the call premium and the write-off of the remaining unamortized debt issuance costs, as discussed in further detail at footnote
    (b) above.

(h) The noted presentation for the three and nine month periods ended September 30, 2002 excludes the restructuring charge discussed in further detail at footnote (c) above.



                                                        (continued on next page)

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s)
Unaudited


     (continued from previous page)



(i) During the second quarter of 2003, the Company completed a refinancing in which it raised $250,000 in a term loan, and completed an offering of $250,000 of 6.125% senior subordinated notes, $345,000 of 4.0% contingent convertible notes and 6,469 shares of its common stock. The Company used the net proceeds from the 6.125% senior subordinated notes and the term loan to repay the existing credit facility. A portion of the 4.0% contingent convertible notes and a portion of the net proceeds from the common stock offering were used to purchase and retire the remaining $238,465 of the aggregate principal amount of the Company's outstanding 5.0%, $345,000 of convertible subordinated debentures in the third quarter of 2003. The Company had previously purchased and retired $106,535 of the 5.0%, $345,000 of convertible subordinated debentures in the second quarter of 2003. The Company also entered into a four-year $500,000 revolving credit facility during the second quarter of 2003, which is undrawn.

(j) The special item represents the restructuring charge discussed in footnote
    (c) above, and relates to the Company's previously disclosed Phase II productivity and consolidation initiative (which management believes is not related to the ongoing operations of Omnicare).

(k) The special items represent the call premium and the write-off of the remaining unamortized debt issuance costs for the three and nine month periods ended September 30, 2003 and the restructuring charge for the three and nine month periods ended September 30, 2002, as discussed in footnotes
    (b) and (c) above, respectively. The call premium and the write-off of the remaining unamortized debt issuance costs relates to the Company's purchase of its outstanding 5.0%, $345,000 of convertible subordinated debentures, and the restructuring charge relates to the Company's previously disclosed Phase II productivity and consolidation initiative. Management believes these items are not related to the ongoing operations of Omnicare.

(l) EPS (basic EPS; special items, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented. Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated adjusted EPS amount for the corresponding period.

(m) EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization. Omnicare believes that certain investors find EBITDA to be a useful tool for measuring a company's ability to service its debt. However, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for net income as an indicator of Omnicare's operating performance or operating cash flows as a measure of liquidity. Omnicare's calculation of EBITDA may differ from the calculation of EBITDA by others.

(n) Represents pre-buys for the quarter, primarily comprised of the purchasing of pharmaceuticals in advance of price increases.

(o) Free cash flow represents net cash flows from operating activities less capital expenditures and dividends paid by the Company. Omnicare believes that certain investors find free cash flow to be a helpful measure of cash generated from current operations, net of cash used for its ongoing capital expenditures and dividend payment requirements. Omnicare's calculation of free cash flow may differ from the calculation of free cash flow by others.